EXHIBIT 99

Filed by Harbor Florida Bancshares, Inc.
pursuant to Rule 425 and the
Securities Act of 1933 and deemed
filed pursuant to Rule 14a-12 under
the Securities Exchange Act of 1934

Subject Company: Harbor Florida Bancshares, Inc.
Commission File Number: 000-22817

ADDITIONAL INFORMATION

In connection with the proposed transaction, National City Corporation intends to file a registration statement on Form S-4 and Harbor Florida Bancshares intends to file a proxy statement/prospectus with the United States Securities and Exchange Commission (SEC). Stockholders and investors are encouraged to read the registration statement, together with the final proxy statement/prospectus, because they will contain important information about the proposed transaction.  Stockholders and investors will be able to obtain free copies of these documents (when available), as well as other filings containing information about National City Corporation and Harbor Florida Bancshares, without charge, at the SEC’s Web site, http://www.sec.gov, and the companies’ respective Web sites, www.nationalcity.com and www.harborfederal.com.  Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to National City Corporation at 1900 East Ninth Street, Locator 2229, Cleveland, OH 44114 Attention: Investor Relations, 1-800-622-4204, or to Harbor Florida Bancshares at 100 S. Second Street, Fort Pierce, FL 34950, Attention:  Investor Relations, 1-800-226-4375.

The respective directors and executive officers of National City and Harbor Florida Bancshares and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding National City’s directors and executive officers is available in its proxy statement filed with the SEC on March 8, 2006, and information regarding Harbor Florida Bancshares’ directors and executive officers is available in its proxy statement filed with the SEC on December 16, 2005.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES THIRD QUARTER EARNINGS
INCREASE AND QUARTERLY DIVIDEND

FOR IMMEDIATE RELEASE: JULY 19, 2006

          (Fort Pierce, FL) Harbor Florida Bancshares, Inc. (“the Company”) (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank (“the Bank”), announced that diluted earnings per share for its third fiscal quarter ended June 30, 2006 increased 3.9% to 53 cents per share on net income of $12.5 million, compared to 51 cents per share on net income of $11.9 million for the same period last year. Diluted earnings per share for the nine months ended June 30, 2006 increased 7.5% to $1.58 per share on net income of $36.9 million, compared to $1.47 per share on net income of $34.2 million for the same period last year. The increases for both the quarter and fiscal year to date were due primarily to increased net interest income, resulting from an increase in average interest-earning assets due primarily to originations of loans. This growth was funded primarily with deposits, FHLB advances and repayments of mortgage-backed securities. The increases in net interest income were supplemented by increased other income and partially offset by increased other expense for both periods.

          The Company also announced that its Board of Directors has declared a quarterly cash dividend of 27.5 cents per share for the quarter ending June 30, 2006. The dividend is payable August 18, 2006 to shareholders of record as of July 31, 2006.

          On July 11, 2006, National City Corporation (NYSE: NCC) and Harbor Florida Bancshares, Inc. announced that they had reached a definitive agreement by which National City would acquire Harbor Florida Bancshares, Inc. Under the terms of the agreement, Harbor Florida stockholders will receive National City common stock worth $45 for each share of Harbor Florida common stock in a tax-free exchange. The exchange ratio will be based on the average closing price of National City common stock for the 10 trading days immediately preceding Federal Reserve Board approval of the transaction. The transaction has a total indicated value of approximately $1.1 billion.  Subject to regulatory and Harbor Florida stockholder approvals, the transaction is expected to close in the fourth quarter of 2006. Upon completion of the transaction, Michael J. Brown, Sr., Chairman and CEO, President and Chief Operating Officer J. Hal Roberts and Executive Vice President Michael J. Brown, Jr., will continue serving in substantially similar roles with National City’s Florida Division.

FINANCIAL CONDITION

          Total assets increased to $3.220 billion at June 30, 2006, from $3.012 billion at September 30, 2005. Total net loans increased to $2.558 billion at June 30, 2006, from $2.276 billion at September 30, 2005. Total deposits increased to $2.204 billion at June 30, 2006, from $2.056 billion at September 30, 2005.

          For the nine month period ended June 30, 2006, total net loans increased 12.4% due primarily to net increases of $187.8 million in residential one-to-four family mortgage loans, $35.1 million in land loans, $14.7 million in nonresidential mortgage loans, $7.9 million in multifamily loans, and $33.5 million in consumer loans. These increases were the result of increased expansion and growth in the Bank’s primary markets. Loan originations, while strong in all markets, declined from the historically high levels of the past year. Specifically, total loan originations for the nine months ended June 30, 2006 were 21.4% lower than originations for the same period in 2005. The Company believes the decrease in originations was due to a combination of higher interest rates, a decline in storm related reconstruction, and somewhat lower consumer demand.

          Deposits at June 30, 2006 increased 7.2% to $2.204 billion from $2.056 billion at September 30, 2005 due to an increase of $281.5 million in certificate accounts partially offset by a net decrease of $134.1 million in core deposits (transaction and savings accounts). Certificate account growth reflects customers’ increased preference for longer-term deposit products in a higher interest rate environment. The Company has also used selective programs to attract additional certificate accounts as a longer term, fixed-rate funding source. The Company continues to emphasize growth in transaction accounts.

RESULTS OF OPERATIONS

          Net interest income increased 5.1% to $29.5 million for the quarter ended June 30, 2006, from $28.0 million for the quarter ended June 30, 2005. This increase was primarily a result of a 9.32% increase in average interest-earning assets over the comparable period in 2005. Average total loans increased by $396.6 million or 16.2%, reflecting continued strong loan originations as a result of expansion and growth in the Bank’s primary markets. Average balances of deposits and FHLB advances increased $182.8 million and $47.2 million, respectively. The average balance of mortgage-backed securities and investment securities decreased $91.7 million and $35.0 million, respectively. The average balance of core deposits decreased to 43.2% of total average deposits from 54.6% for the same quarter last year, reflecting the increased demand for certificate accounts and the Company’s programs designed to attract fixed rate deposits.

          Provision for loan losses was $370,000 for the quarter ended June 30, 2006, compared to a $463,000 provision for the quarter ended June 30, 2005. The provision for the quarter ended June 30, 2006 was principally comprised of a charge of $827,000 due to an increase in the level of classified loans (primarily due to one commercial business loan), offset by a decrease of $481,000 due primarily to reduced allowances provided for residential mortgage loans based on low levels of historical charge-offs and a loan mix high in residential 1-4 family loans. Charge-offs for the quarter ended June 30, 2006 were $24,000. For the nine months ended June 30, 2006, the Company recorded a net recovery of $58,000.

          Other income increased to $6.3 million for the quarter ended June 30, 2006, compared to $6.1 million for the quarter ended June 30, 2005. This increase was due primarily to increases of $296,000 in loan and deposit-related fees and service charges and $106,000 in insurance commission and fees. The increase in fees and service charges was primarily due to growth in transaction accounts. The increase in insurance commission and fees was due to fees from sale of insurance products.

          Other expense increased to $14.9 million for the quarter ended June 30, 2006, from $14.0 million for the quarter ended June 30, 2005. This increase was due primarily to increases of $216,000 in compensation and benefits, $536,000 in occupancy, $165,000 in data processing services, and $243,000 in advertising and promotion, offset by a $617,000 decrease in professional fees. The increase in compensation and benefits was primarily due to a $214,000 increase in pension expense. The increases in occupancy, data processing services and advertising and promotion were primarily due to growth in loans and deposits and expenses incurred in the opening of new branches. The decrease in professional fees was primarily due to additional expense recorded during the quarter ended June 30, 2005 related to compliance with the Sarbanes-Oxley Act of 2002 and the Bank Secrecy Act.

          Income tax expense was $8.1 and $7.7 million for the quarters ended June 30, 2006 and 2005. The effective tax rate was 39.2% for the both quarters.

ASSET QUALITY

          Nonperforming loans increased to $3.9 million at June 30, 2006 from $2.2 million at September 30, 2005. Net charge-offs for the quarter ended June 30, 2006 were $24,000 compared to $6,000 in net recoveries for the same period last year. The ratio of the allowance for loan losses to total net loans decreased to .82% as of June 30, 2006, from .89% for the same period last year. This decrease reflects the Company’s continued history of low net charge-offs and a loan mix high in residential 1-4 family loans. The allowance for loan losses remains sufficient to cover losses inherent in the loan portfolio.

BRANCH EXPANSION

          During the first fiscal quarter of 2006, Harbor Federal expanded its branch network to include two new branches in Sanford and one new branch in Clermont on State Route 50. In the second fiscal quarter, Harbor Federal opened new branch facilities for its Virginia Avenue branch in Fort Pierce.  In the fourth fiscal quarter of 2006, the Bank expects to complete construction and open two branches in Orange County, Florida.

TREASURY STOCK REPURCHASES

          Harbor Florida Bancshares, Inc.’s Board of Directors approved on October 13, 2005 an extension of the Company’s stock repurchase plan to October 13, 2006, permitting the Company to acquire up to 1,200,000 shares of its common stock, subject to market conditions. The Company has repurchased 517,100 shares under the current stock repurchase program. As of June 30, 2006, the Company has a total of 8,084,338 shares held as treasury stock.

          Harbor Federal is located in Fort Pierce, Florida and has 40 offices located in an eight-county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.

          Financial highlights for Harbor Florida Bancshares, Inc. are attached.

CONTACT: Michael J. Brown, Sr., CEO, (772) 460-7000; H. Michael Callahan, CFO, (772) 460-7009; or Toni Santiuste, Investor Relations, (772) 460-7002; http://www.harborfederal.com.

HARBOR FLORIDA BANCSHARES, INC.

	June 30, 2006	September 30, 2005

	(In Thousands)
Selected Consolidated Financial Data:
Total assets	$3,219,540	$3,012,185
Loans, gross	2,578,855	2,295,609
Allowance for loan losses	20,878	19,748
Net loans	2,557,977	2,275,861
Loans held for sale	8,133	10,695
Interest-bearing deposits	20,109	23,689
Investment securities	109,015	128,871
Mortgage-backed securities	336,888	388,458
Goodwill	3,591	3,591
Deposits	2,203,747	2,056,307
FHLB advances	640,458	595,473
Stockholders’ equity	343,603	320,511
# of common shares outstanding	24,073	23,977

	Three months ended June 30,		Nine months ended June 30,

	2006	2005	2006	2005

	(In Thousands Except per Share Data )
Selected Consolidated Operating Data:
Interest income	$51,108	$42,481	$146,052	$120,727
Interest expense	21,641	14,447	58,808	40,094

Net interest income	29,467	28,034	87,244	80,633
Provision for loan losses	370	463	1,072	1,450

Net interest income after provision for loan losses	29,097	27,571	86,172	79,183
Other Income:
Fees and service charges	4,611	4,315	13,911	12,079
Insurance commissions and fees	1,005	899	2,719	2,393
Gain on sale of mortgage loans	535	601	2,078	1,633
Gain on disposal of premises and equipment, net	98	29	83	324
Gain on sale of debt securities	—	41	—	41
Other	88	171	219	278

Total other income	6,337	6,056	19,010	16,748
Other expenses:
Compensation and benefits	8,346	8,130	25,425	23,443
Occupancy	2,500	1,964	7,155	5,636
Other	4,040	3,893	11,873	10,659

Total other expenses	14,886	13,987	44,453	39,738

Income before income taxes	20,548	19,640	60,729	56,193
Income tax expense	8,056	7,701	23,831	22,009

Net income	$12,492	$11,939	$36,898	$34,184

Net income per share:
Basic	$0.54	$0.52	$1.60	$1.50
Diluted	$0.53	$0.51	$1.58	$1.47
Weighted average shares outstanding
Basic	23,148	22,839	23,076	22,763
Diluted	23,495	23,358	23,423	23,271

HARBOR FLORIDA BANCSHARES, INC.

Three months ended June 30,	Nine months ended June 30,

2006	2005	2006	2005

Selected Financial Ratios:
Performance Ratios:
Return on average assets (1)	1.57%	1.64%	1.58%	1.61%
Return on average stockholders’ equity (1)	14.78%	15.67%	14.89%	15.37%
Book value per share	$14.27	$13.04	$14.27	$13.04
Net interest rate spread (1)	3.60%	3.83%	3.66%	3.80%
Net interest margin (1)	3.85%	4.01%	3.89%	3.97%
Non-interest expense to average assets (1)	1.87%	1.92%	1.90%	1.87%
Net interest income to non-interest expense (1)	1.98	x	2.00	x	1.96	x	2.03	x
Average interest-earning assets to average interest-bearing liabilities	108.95%	108.51%	108.64%	108.58%
Efficiency ratio (1)	42.41%	42.07%	42.78%	41.78%
Asset Quality Ratios:
Non-performing assets to total assets	0.13%	0.06%	0.12%	0.06%
Allowance for loan losses to total loans	0.82%	0.89%	0.82%	0.89%
Allowance for loan losses to classified loans	317.22%	616.90%	317.22%	616.90%
Allowance for loan losses to non-performing loans	525.78%	1,192.22%	525.78%	1,192.22%
Capital Ratios:
Average shareholders’ equity to average assets	10.61%	10.44%	10.59%	10.49%
Shareholders’ equity to assets at period end	10.67%	10.62%	10.67%	10.62%

(1)	Ratio is annualized.

	Three months ended June 30,		Nine months ended June 30,

	2006	2005	2006	2005

	(In Thousands)
Selected Average Balances:
Total assets	$3,195,462	$2,928,038	$3,128,876	$2,833,720
Interest earning assets	3,069,745	2,807,917	3,001,201	2,717,669
Gross loans	2,550,531	2,153,949	2,453,513	2,030,148
Stockholders’ equity	338,982	305,686	331,289	297,362
Deposits	2,172,649	1,989,835	2,123,020	1,934,857
Asset Quality:
Nonaccrual loans	3,971	1,618	3,971	1,618
Net loan charge-offs (recoveries)	24	(6)	(58)	(39)
Loan Originations:
Residential	$156,982	$292,369	$538,931	$687,385
Commercial Real Estate	37,884	67,640	147,109	207,662
Consumer	47,836	55,591	133,088	140,738
Commercial Business	11,803	17,061	32,007	47,595

Total loan originations	$254,505	$432,661	$851,135	$1,083,380

Loan Sales:	$22,133	$36,367	$83,707	$78,223

HARBOR FLORIDA BANCSHARES, INC.

	For the three months ended

	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005

	(In Thousands Except Per Share Data)
Selected Consolidated Operating Data:
Interest income	$51,108	$48,485	$46,458	$44,158	$42,481
Interest expense	21,641	19,208	17,959	15,971	14,447

Net interest income	29,467	29,277	28,499	28,187	28,034
Provision for loan losses	370	349	352	464	463

Net interest income after provision for loan losses	29,097	28,928	28,147	27,723	27,571
Other Income:
Fees and service charges	4,611	4,722	4,578	4,639	4,315
Insurance commissions and fees	1,005	1,032	683	843	899
Gain on sale of mortgage loans	535	665	877	656	601
Gain (loss) on disposal of premises and equipment, net	98	(12)	(3)	476	29
Gain on sale of debt securities	—	—	—	—	41
Other	88	69	62	76	171

Total other income	6,337	6,476	6,197	6,690	6,056
Other expenses:
Compensation and benefits	8,346	8,550	8,530	8,330	8,130
Occupancy	2,500	2,356	2,298	2,187	1,964
Data processing services	1,095	1,146	1,060	1,098	930
Advertising and promotion	698	647	453	650	455
Professional fees	153	470	339	431	770
Other	2,094	1,846	1,872	1,965	1,738

Total other expenses	14,886	15,015	14,552	14,661	13,987

Income before income taxes	20,548	20,389	19,792	19,752	19,640
Income tax expense	8,056	7,954	7,821	7,740	7,701

Net income	$12,492	$12,435	$11,971	$12,012	$11,939

Net income per share:
Basic	$0.54	$0.54	$0.52	$0.52	$0.52
Diluted	$0.53	$0.53	$0.51	$0.51	$0.51

HARBOR FLORIDA BANCSHARES, INC.

	Three months ended June 30,

	2006			2005

	Average Balance	Interest & Dividend	Yield/ Rate	Average Balance	Interest & Dividend	Yield/ Rate

	(Dollars in Thousands)
Analysis of Net Interest Income:
Assets:
Interest-earning assets :
Interest-bearing deposits	$29,669	$357	4.76%	$37,719	$267	2.80%
Investment securities	144,521	1,551	4.30	179,477	1,337	2.98
Mortgage-backed securities	345,024	3,331	3.86	436,772	4,137	3.79
Mortgage loans	2,193,466	38,802	7.08	1,847,647	31,133	6.74
Other loans	357,065	7,067	7.94	306,302	5,607	7.34

Total interest-earning assets	3,069,745	51,108	6.67	2,807,917	42,481	6.06

Total noninterest-earning assets	125,717			120,121

Total assets	3,195,462			2,928,038

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities
Deposits:
Transaction accounts	$720,467	$1,451	0.81%	$875,119	$1,296	0.43%
Savings	200,799	555	1.11	195,868	194	0.40
Official checks	17,979	—	—	16,305	—	—
Certificate accounts	1,233,404	12,658	4.12	902,543	6,452	2.87

Total deposits	2,172,649	14,664	2.71	1,989,835	7,942	1.60
FHLB advances	644,952	6,977	4.28	597,755	6,505	4.31
Other borrowings	—	—	0.00	—	—	—

Total interest-bearing liabilities	2,817,601	21,641	3.07	2,587,590	14,447	2.23

Noninterest-bearing liabilities	38,879			34,762

Total liabilities	2,856,480			2,622,352
Stockholders’ equity	338,982			305,686

Total liabilities and stockholders’ equity	$3,195,462			$2,928,038

Net interest income/ interest rate spread		$29,467	3.60%		$28,034	3.83%

Net interest-earning assets/ net interest margin	$252,144		3.85%	$220,327		4.01%

Interest-earning assets to interest-bearing liabilities			108.95%			108.51%

HARBOR FLORIDA BANCSHARES, INC.

	Nine months ended June 30,

	2006			2005

	Average Balance	Interest & Dividend	Yield/ Rate	Average Balance	Interest & Dividend	Yield/ Rate

	(Dollars in Thousands)
Analysis of Net Interest Income:
Assets:
Interest-earning assets :
Interest-bearing deposits	$40,038	$1,287	4.24%	$54,042	$912	2.22%
Investment securities	146,776	4,042	3.68	177,846	3,748	2.81
Mortgage-backed securities	360,874	10,352	3.82	455,633	13,072	3.83
Mortgage loans	2,103,687	110,004	6.98	1,736,988	87,277	6.70
Other loans	349,826	20,367	7.78	293,160	15,718	7.17

Total interest-earning assets	3,001,201	146,052	6.49	2,717,669	120,727	5.93

Total noninterest-earning assets	127,675			116,051

Total assets	3,128,876			2,833,720

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities
Deposits:
Transaction accounts	$777,919	$4,842	0.83%	$845,610	$3,421	0.51%
Savings	194,959	1,236	0.85	193,523	460	0.32
Official checks	21,411	—	—	22,235	—	—
Certificate accounts	1,128,731	31,822	3.77	873,489	17,576	2.69

Total deposits	2,123,020	37,900	2.39	1,934,857	21,457	1.48
FHLB advances	639,527	20,908	4.31	567,584	18,620	4.33
Other borrowings	—	—	—	423	17	5.45

Total interest-bearing liabilities	2,762,547	58,808	2.83	2,502,864	40,094	2.13

Noninterest-bearing liabilities	35,041			33,494

Total liabilities	2,797,588			2,536,358
Stockholders’ equity	331,289			297,362

Total liabilities and stockholders’ equity	$3,128,877			$2,833,720

Net interest income/ interest rate spread		$87,244	3.66%		$80,633	3.80%

Net interest-earning assets/ net interest margin	$238,654		3.89%	$214,806		3.97%

Interest-earning assets to interest-bearing liabilities			108.64%			108.58%